Exhibit 99.1

Community Capital Corporation Reports Earnings and Announces Quarterly Cash Dividend

     GREENWOOD, S.C.--(BUSINESS WIRE)--April 19, 2006--Community Capital Corporation (NASDAQ: CPBK) reports operating results for the three months ending March 31, 2006. Net income for the three months ended March 31, 2006 decreased four percent to $1,473,000, or $0.39 per diluted share from $1,533,000, or $0.39 per diluted share for the same period in 2005.
     Return on average assets for the first quarter was 0.97 percent for 2006 compared to 1.12 percent for 2005. Return on average equity was 10.75 percent compared to 11.32 percent in 2005. Total assets increased 12 percent to $631,051,000 at March 31, 2006 from $561,633,000 as of March 31, 2005. Total loans increased $64,698,000 or 15 percent to $492,890,000 at March 31, 2006, compared to $428,192,000 at March 31, 2005. Total deposits increased $20,601,000 or five percent to $460,693,000 at March 31, 2006 from $440,092,000 at March 31,
2005.
     William G. Stevens, President and Chief Executive Officer, stated "This marks the second consecutive quarter that we have exceeded 24 percent in annualized loan growth. Earnings per share was the same as first quarter 2005, primarily due to a decline in deposit service charges and increased marketing expenses related to the kick-off of a demand deposit campaign. While we have little control over the level of deposit fees, we expect that the marketing campaign will provide benefits for the foreseeable future."
     The company also declared a quarterly cash dividend of $0.15 per share, which is payable by June 2, 2006 to shareholders of record as of May 19, 2006. Community Capital Corporation has a dividend reinvestment and additional stock purchase plan. Information on the plan may be obtained from Registrar and Transfer Company, the plan administrator, at 800-368-5948.
     Community Capital Corporation is the parent company of CapitalBank, which operates 17 community oriented branches throughout upstate South Carolina that offer a full array of banking services, including a diverse wealth management group. Additional information on CapitalBank's locations and the products and services offered are available at www.capitalbanksc.com .
     Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2005.


INCOME STATEMENT DATA                               Three Months Ended
(Dollars in thousands, except per share data)            March 31
                                                      2006       2005
----------------------------------------------------------------------
                                                    (Unaudited)
----------------------------------------------------------------------
Interest income                                       8,888     7,088
Interest expense                                      3,857     2,350
Net interest income                                   5,031     4,738
Provision for loan losses                                 -       100
Net int. income after provision                       5,031     4,638
Non-interest income:
     Service charges on deposit accounts                622       730
     Residential mortgage origination fees              165       178
     Commissions from sales of mutual funds              21        39
     Income from fiduciary activities                   273       206
     Gain on sales of securities available-for-
      sale                                                -        21
     Gain on sales of fixed assets                        2         -
     Other operating income                             277       322
Non-interest expense:
     Salaries and employee benefits                   2,571     2,327
     Net occupancy expense                              280       246
     Amortization of intangible assets                  125       131
     Furniture and equipment expense                    197       231
     Other operating expenses                         1,235     1,130
Income before taxes                                   1,983     2,069
Income tax expense                                      510       536
Net income                                            1,473     1,533

Primary earnings per share                             0.40      0.40
Diluted earnings per share                             0.39      0.39

Average shares outstanding (fully diluted)        3,802,429  3,959,801
Return on average assets                               0.97%     1.12%
Return on average equity                              10.75%    11.32%
Net interest income (fully tax equivalent at 38%)     5,163     4,738
Net interest margin (fully tax equivalent at 38%)      3.78%     3.90%
Efficiency ratio                                      67.58%    64.03%



BALANCE SHEET DATA
(Dollars in thousands, except per share
 data)                                       March 31 Dec. 31 March 31
                                               2006     2005    2005
----------------------------------------------------------------------
                                           (Unaudited)
----------------------------------------------------------------------
Total assets                                  631,051 598,790 561,633
Investment securities                          77,016  75,887  77,780
Loans                                         492,890 465,892 428,192
Allowance for loan losses                       6,062   6,324   5,875
Total intangible assets                        10,794  10,918  11,291
Total deposits                                460,693 433,646 440,092
Other borrowings                              108,787 106,324  62,349
Shareholders' equity                           55,460  54,505  55,613

Book value per share                            14.76   14.63   14.35
Equity to assets                                 8.79%   9.10%   9.90%
Loan to deposit ratio                          106.99% 107.44%  97.30%
Allowance for loan losses/loans                  1.23%   1.36%   1.37%



Average Balances                            March 31  Dec. 31 March 31
                                              2006      2005    2005
----------------------------------------------------------------------
                                           (Unaudited)
----------------------------------------------------------------------

Average total assets                          614,240 571,157 556,111
Average loans                                 477,081 437,890 428,967
Average earning assets                        554,340 519,720 506,634
Average deposits                              446,100 431,713 415,965
Average interest bearing deposits             385,372 375,652 366,332
Average non-interest bearing deposits          60,728  56,061  49,633
Average other borrowings                      107,984  79,799  82,203
Average shareholders' equity                   55,575  55,796  54,923


    Asset quality

Non-performing loans                            3,164   2,351   2,348
Other real estate                                   5      93      43
Loans past due 90+ days                           732     222     128
Net charge-offs                                   262     309      33
Net charge-offs to average loans                 0.05%   0.07%   0.01%


     CONTACT: Community Capital Corporation
              R. Wesley Brewer, Executive Vice President/CFO
              864-941-8290
              wbrewer@capitalbanksc.com
              or
              Lee Lee M. Lee, Vice President/ Investor Relations,
              864-941-8242
              llee@capitalbanksc.com
              www.comcapcorp.com